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                                                                     EXHIBIT 5.1

                     [Hogan & Hartson, L.L.P. Letterhead]


                                 June 18, 1999


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


               Re:  OneMain.Com, Inc. 1999 Plan
                    ---------------------------


Ladies and Gentlemen:

          We are acting as counsel to OneMain.Com, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about June 18, 1999, with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), in connection with a proposed offering by the Company of 3,000,000 shares of the Company's common stock, $0.001 par value per share (the "Shares") under the OneMain.Com, Inc. 1999 Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   An executed copy of the Registration Statement.

          2. The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on May 5, 1999 as then being complete, accurate and in effect.

          3. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on May 5, 1999 as then being complete, accurate and in effect.

          4. Resolutions of the Board of Directors of the Company adopted on May 24, 1999 as certified by the Secretary of the Company on June 18, 1999 as then being complete, accurate and in effect, approving and adopting the Plan.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on applicable provisions of Delaware law. We express no opinion herein as to any other laws, statutes, regulations, or ordinances or as to compliance with the securities (or "blue sky") laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

          This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                            Very truly yours,


                                            HOGAN & HARTSON L.L.P.